Exhibit 2.2

SHAREHOLDER AGREEMENT

dated as of

__________, 2005

among

BOWNE & CO., INC.,

BOWNE OF NEW YORK, LLC

and

LIONBRIDGE TECHNOLOGIES, INC.

2

3

SHAREHOLDER AGREEMENT

     AGREEMENT dated as of ___, 2005 by and among Bowne & Co., Inc., a Delaware corporation (the “Parent”), Bowne of New York LLC, a Delaware limited liability company (“Bowne New York”) and Lionbridge Technologies, Inc., a Delaware corporation (the “Buyer”).

W I T N E S S E T H:

     WHEREAS, the Parent and the Buyer have entered into an Agreement and Plan of Merger (the “Purchase Agreement”) dated as of June ___, 2005, pursuant to which, among other things, the Buyer shall purchase the Stock.

     WHEREAS, effective from the Closing Date, the Parent’s initial designee, ___, has been appointed to serve as Director on the Board of the Buyer; and

     WHEREAS, pursuant to provisions of the Purchase Agreement, the Buyer and the Parent have agreed to execute and deliver this Agreement on the Closing Date;

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein and in the Purchase Agreement, the parties hereto agree as follows:

ARTICLE 1

Definitions

     SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     “Adjustment Event” means any stock dividend, stock split, reverse split, recapitalization, reclassification or other like change with respect to the Buyer Common Stock.

     “Affiliate” means any affiliate, as defined in Rule 12b-2 under the Exchange Act.

     “Average Closing Price” shall have the meaning set forth in the Purchase Agreement.

     “Board” means the board of directors of the Buyer.

     “Business Day” means any day other than (a) a Saturday, Sunday or (b) a day on which banking institutions in Boston, Massachusetts or New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

     “Buyer Common Stock” means the shares of common stock, $0.01 par value per share, of the Buyer.

     “Closing Date” shall have the meaning set forth in the Purchase Agreement.

     “Director” means a director of the Buyer.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “NASD” means the National Association of Securities Dealers, Inc.

     “NASDAQ” means the National Association of Securities Dealers Automated Quotation System.

     “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Public Offering” means an underwritten public offering of Buyer Common Stock pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

     “Reasonable Best Efforts” means best efforts, to the extent commercially reasonable.

     “Registrable Securities” means, at any time, the Shares held by the Sellers, including any Shares of Buyer Common Stock and any securities of the Buyer issued or issuable in respect of such Shares as the result of an Adjustment Event.

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Seller Note” shall have the meaning set forth in the Purchase Agreement.

     “Sellers” means the Parent and Bowne New York.

     “Shares” means shares of Buyer Common Stock received by the Sellers as Stock Consideration.

     “Shelf Registration” means a Demand Registration for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale of Registrable Securities held by Sellers.

     “Stock” means the shares of common stock, $.01 par value per share, of BGS Companies Inc., a Delaware corporation.

     “Stock Consideration” shall have the meaning set forth in the Purchase Agreement.

     “Subsidiary” means with respect to any person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such person directly or indirectly through one or more Subsidiaries of such person and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through one or more Subsidiaries of such person has more than a 50% equity interest.

     “Underwritten Registration” means a Demand Registration for an underwritten public offering of Registrable Securities.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Bowne New York	Recitals
Buyer	Preamble
Damages	3.06
Demand Registration	3.01(a)
Indemnified Party	3.08
Indemnifying Party	3.08
Offered Shares	5.02
Offeror	5.02
Option Period	5.03
Parent	Preamble
Piggyback Registration	3.02
Purchase Agreement	Recitals
Registration Statement	3.01(a)
Sale Notice	5.02
Transfer	5.01

ARTICLE 2

Board of Directors

     SECTION 2.01. Composition of the Board. (a) At all times from and after the Closing Date, at the termination of the term of ___, who was appointed as a Director effective from the Closing Date, or at the termination of the term of any subsequent designee of the Parent appointed in the manner set forth below, or upon the death, disability, incapacity, retirement, resignation, disqualification, removal or otherwise of ___or any such subsequent designee of the Parent, the Parent will have the right to designate one representative to serve as a Director who is reasonably acceptable to the Buyer; provided the Parent will no longer have such right from and after the first time that the number of shares beneficially owned by Sellers is less than 50% of the number of Shares constituting the Stock Consideration (as adjusted for any Adjustment Event).

     (b) At such time as Parent no longer has the right to designate a Director pursuant to Section 2.01(a), the Parent shall promptly direct the Director then designated by the Parent to resign from the Board.

     SECTION 2.02. Replacement of the Buyer Designee. (a) If prior to the expiration of the term of ___or any subsequent designee of the Parent, ___or such subsequent designee of the Parent is no longer a Director as a result of death, disability, incapacity, retirement, resignation, disqualification, removal or otherwise, then subject to the limitations set forth in Section 2.01(a), to the extent permissible under applicable law, Buyer agrees that it shall appoint a person designated by the Parent in accordance with Section 2.01(a) as Director in the same class of the Board as his or her predecessor (or if it is not permissible under applicable law to appoint a Director to such class, then to another class, or if more than one class is permissible, to the class of the Board with the longest term outstanding), provided that if such appointment is not permissible under applicable law (i) the Board shall recommend such designee for election to the Board and such recommendation shall be included in any proxy statement, and (ii) the Buyer shall use Reasonable Best Efforts to solicit from the stockholders of the Buyer eligible to vote for the election of Directors at the next annual meeting of the Buyer’s stockholders proxies in favor of such designee.

     (b) Upon the expiration of the term of ___or any subsequent designee of the Parent (i) the Buyer shall nominate the person designated by the Parent in accordance with Section 2.01(a) for election to the Board, (ii) the Board shall recommend such designee for election to the Board and such recommendation shall be included in any proxy statement, and (iii) the Buyer shall use Reasonable Best Efforts to solicit from the stockholders of the Buyer eligible to vote for the election of Directors proxies in favor of the representative designated by the Parent.

ARTICLE 3

Registration Rights

     SECTION 3.01. Demand Registration. (a) The Buyer agrees that, upon the request of the Parent, it will file a registration statement (a “Registration Statement”) under the Securities Act as to the number of shares of Registrable Securities specified in such request (a “Demand Registration”); provided that (i) the Company shall not be required to file a Registration Statement prior to such time as all financial statements required under the Securities Act to be included therein are available and all required accountants’ consents have been obtained; (ii) the Company shall not be required to file a Registration Statement with respect to more than 80% of the Shares prior to the first anniversary of the Closing Date; (iii) the Buyer shall not be required to file more than three Registration Statements; (iv) the Parent shall not make more than one request for a Demand Registration in any twelve month period, (v) the Company shall not be required to file a Registration Statement with respect to less than the lesser of (A) 20% of the Shares and (B) Shares having a value based on the average closing price of Buyer Common Stock for the thirty (30) day period prior to the date of such request for a Demand Registration of not less than $20,000,000, (vi) any sales of Registrable Securities, other than pursuant to an Underwritten Registration, shall be subject to the limitation set forth in Section 4.01(b), (vii) the Buyer shall not be required to effect a Demand Registration if within 10 days after receipt of a request therefor, the Buyer provides written notice of its bona fide intention to file within 60 days a registration statement for an underwritten public offering of securities for its own account, and (viii) the Buyer shall not be required to effect a Demand Registration during the period from the date of filing of, and ending 90 days after the effective date of, any registration statement for an underwritten public offering of securities for the account of the Buyer. Buyer’s right to block or defer a Demand Registration pursuant to this Article 3 may be exercised only once in any 12-

month period. During any period that a Demand Registration is blocked or deferred pursuant to this Section 3.01, Buyer shall not file a Registration Statement under the Securities Act covering the resale of securities of the Buyer for the account of any other stockholder of Buyer.

     (b) In the case of an Underwritten Registration, the Parent shall select the lead underwriter, any additional underwriters, and any additional investment bankers and managers to be used in connection with the offering, subject to the Buyer’s reasonable approval.

     (c) Without the consent of the Parent, no securities other than Registrable Securities shall be included in a Demand Registration.

     SECTION 3.02. Piggyback Registration. If the Buyer proposes to register a Public Offering for its own account at any time, the Buyer shall each such time give notice to the Parent at least 15 Business Days prior to the anticipated filing date of the registration statement relating to such registration, which notice shall set forth the Parent’s rights under this Section 3.02 and shall offer the Parent and its Subsidiaries the opportunity to register such number of shares of Registrable Securities as the Parent may request on the same terms and conditions as the Buyer (a “Piggyback Registration”); provided, that the Parent shall not request the registration of a greater number of shares of Buyer Common Stock than that for which it could then demand a registration under Section 3.01(a)(ii). No registration effected under this Section 3.02 shall relieve the Buyer of its obligations to effect a Demand Registration to the extent required by Section 3.01, provided, however, that any Shares sold pursuant to this Section 3.02 shall be applied against the limitation set forth in Section 3.01(a)(ii). Buyer may withdraw any Piggyback Registration at any time without liability to Parent.

     SECTION 3.03. Reduction of Offering. Notwithstanding anything contained herein, if the managing underwriter of a Public Offering made pursuant to Section 3.02 advises the Buyer in writing that, in such underwriter’s opinion, the inclusion of Registrable Securities would adversely affect the offering, then the amount of Registrable Securities to be offered for the account of the Sellers shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter; provided that if securities are being offered for the account of Persons other than the Buyer, then the proportion by which the amount of such Registrable Securities intended to be offered for the account of the Sellers is reduced shall not exceed the proportion by which the amount of such securities intended to be offered for the account of such other Persons is reduced.

     SECTION 3.04. Filings; Information. Whenever the Parent requests that any Registrable Securities be registered pursuant to Section 3.01 hereof, the Parent shall indicate whether the request is for a Shelf Registration or an Underwritten Registration. Buyer will thereupon use Reasonable Best Efforts to effect the requested registration of such Registrable Securities as soon as is practicable, and in connection with any such request:

     (a) The Buyer will use its Reasonable Best Efforts to prepare and file with the SEC as soon as practicable a Registration Statement on any form for which the Buyer then qualifies and which counsel for the Buyer shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use Reasonable Best Efforts to cause such filed Registration Statement to become and remain effective for up to 90 days in the case of an Underwritten Registration and 12 months in the case of a Shelf Registration; provided, that, at least five (5) Business Days prior to filing any registration statement or prospectus or any amendments or supplements thereto, the Buyer will furnish to the Parent and its counsel copies of all such documents proposed to be filed and any such holder shall have the opportunity to comment on any information pertaining to the Parent and its plan of distribution that is contained therein and the Buyer shall make the corrections reasonably requested by the Parent with respect to such information prior to filing any such registration statement or amendment; and provided further that, the Buyer’s obligations to use Reasonable Best Efforts to file or maintain the effectiveness of the Registration Statement shall be suspended for up to 90 days if the Buyer shall furnish to the Parent a certificate signed by the Buyer’s Chief Executive Officer stating that in his reasonable good faith judgment the fulfillment of the foregoing obligations would (i) require the Buyer to make a disclosure that would be detrimental to the Buyer, or (ii) occur at a time when the price or exchange ratio at which the Buyer is obligated to issue securities (other than Buyer employee or officer and director stock options or restricted stock grants) is being determined, except that the foregoing obligations of the Buyer shall be reinstated upon the making of such disclosure by the Buyer or expiration or termination of the circumstances referred to in clause (ii) above (or, if earlier, when such disclosure would no longer be necessary for the fulfillment of the foregoing obligations or no longer be detrimental). Notwithstanding the foregoing, Buyer may suspend a Demand Registration under this Section 3.04 for not more than a cumulative period of 105 days in any 12-month period. If, during the period a Demand Registration is permitted to be suspended under this Section 3.04(a), Buyer does not also suspend the filing or effectiveness, as applicable, of any other Registration Statement covering the resale of securities of the Buyer for the account of any other stockholder of the Buyer, then Buyer shall not suspend the Demand Registration unless, and to the extent that, any such other Registration Statement is suspended.

     (b) Notwithstanding anything to the contrary in this Agreement, at the request of the Buyer, the Sellers shall not, directly or indirectly, make sales of any Registrable Securities during the period commencing upon the filing of any Registration Statement by the Buyer to register a Public Offering for its own account and ending 30 days following the closing of such Public Offering (such period not to exceed 150 days), provided, that the Parent is given the opportunity (whether or not accepted by the Parent) to include at least 2,500,000 Shares (as adjusted for any Adjustment Event) in such Public Offering.

     (c) The Buyer will, if requested, prior to filing such Registration Statement or any amendment or supplement thereto, furnish to the Parent and each applicable managing underwriter, if any, copies thereof, and thereafter furnish to the Parent and each such underwriter, if any, such number of copies of such Registration Statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the prospectus included in such Registration Statement (including each preliminary prospectus) as the Parent or each such underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

     (d) After the filing of the Registration Statement, the Buyer will promptly notify the Parent of any stop order issued or, to the Buyer’s knowledge, threatened to be issued by the SEC and shall use Reasonable Best Efforts to prevent the entry of such stop order or to remove it if entered.

     (e) The Buyer will use Reasonable Best Efforts to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdiction in the United States as the Parent reasonably requests; provided that the Buyer will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.04(e), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

     (f) The Buyer will as promptly as is practicable notify the Parent, at any time when a prospectus relating to the sale of the Registrable Securities is required by law to be delivered in connection with sales by an underwriter or dealer, of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to the Parent and to the underwriters any such supplement amendment. The Parent agrees that, upon receipt of any notice from the Buyer of the occurrence of any event of the kind described in the preceding sentence, the Parent will forthwith discontinue the offer and sale of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until receipt by the Parent and the underwriters of the copies of such supplemented or amended prospectus and, if so directed by the Buyer, the Parent will deliver to the Buyer all copies, other than permanent file copies then in the Parent’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Buyer shall give such notice, the Buyer shall extend the period during which such Registration Statement shall be maintained effective as provided in Section 3.04(a) hereof by the number of days during the period from and including the date of the giving of such notice to the date when the Buyer shall make available to the Parent such supplemented or amended prospectus.

     (g) In the case of an Underwritten Registration, the Buyer will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably requested by Parent in order to expedite or facilitate the sale of such Registrable Securities, including but not limited to attendance by the Buyer’s Chief Executive Officer and any other Buyer officers as may be reasonably requested by the Parent, at any investor presentation or any “road shows” undertaken in connection with the marketing or selling of the Registrable Securities provided that the Buyer’s Chief Executive Officer and such Buyer officers (if any) shall not be required to participate in any such presentations or “road show” for more than five Business Days in connection with each Underwritten Registration.

     (h) In the case of an Underwritten Registration, the Buyer will use its Reasonable Best Efforts to furnish to each underwriter (i) an opinion or opinions of counsel to the Buyer and (ii) a comfort letter or comfort letters from the Buyer’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter reasonably requests.

     (i) As a condition to Buyer’s obligation to register Registrable Securities under this Agreement, Parent shall, promptly upon request, furnish in writing to the Buyer such information regarding the Sellers, the plan of distribution of the Registrable Securities and such other information as the Buyer may from time to time reasonably request in writing or as may be legally required in connection with such registration. In addition, each Seller shall complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of any underwriting arrangements and the provisions of this Agreement.

     (j) In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Buyer shall give, upon reasonable notice and during normal business hours, the Parent, its underwriters, if any, and their respective counsel and accountants access to its books and records and an opportunity to discuss the business of the Buyer with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of Parent’s or such underwriters’ counsel to conduct a reasonable investigation within the meaning of Section 11(b)(3) of the Securities Act.

     SECTION 3.05. Registration Expenses. In connection with any Demand Registration and in connection with any Piggyback Registration, the Buyer shall pay the following expenses incurred in connection with such registration: (i) registration and filing fees with the SEC, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) fees and expenses incurred in connection with the listing of the Registrable Securities, (v) fees and expenses of counsel and independent certified public accountants for the Buyer, (vi) the reasonable fees and expenses of any additional experts retained by the Buyer in connection with such registration, (vii) internal expenses of the Buyer, (viii) for any Piggyback Registration, fees and expenses in connection with any review by the NASD of the underwriting arrangements or other terms of the offering, (ix) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, and (x) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, provided, however, that the Buyer shall not be required to pay, and the Parent shall reimburse the Buyer for, any such expenses for any Demand Registration that is withdrawn at the request of the Parent unless such withdrawn Registration Statement is counted toward the maximum number of Demand Registrations to which the Parent is entitled under Section 3.01. The Parent shall also pay (i) any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities and any out-of-pocket expenses of the Parent, and (ii) any out-of-pocket “road show” expenses incurred by Buyer in connection with any Demand Registration.

     SECTION 3.06. Indemnification by the Buyer. The Buyer agrees to indemnify and hold harmless the Parent, its officers, directors, employees and agents, and each Person, if any, who controls the Parent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Buyer shall have furnished any amendments or supplements thereto) or any preliminary prospectus (including documents incorporated by reference therein), or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Buyer by the Parent or on the Parent’s behalf expressly for use therein, provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that the Buyer has provided such prospectus to the Parent and it was the responsibility of the Parent to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such Damages. The Buyer also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Parent provided in this Section 3.06.

     SECTION 3.07. Indemnification by the Parent. The Parent agrees to indemnify and hold harmless the Buyer, its officers, directors and agents and each Person, if any, who controls the Buyer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Buyer to the Parent, but only (i) with respect to information furnished in writing by the Parent or on the Parent’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that it was the responsibility of the Parent to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. The Parent also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Buyer provided in this Section 3.07. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 3, the Buyer may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. The Parent shall not be liable under this Section 3.07 for any Damages in excess of the net proceeds realized by the Parent in the sale of Registrable Securities of the Parent to which such Damages relate.

     SECTION 3.08. Conduct of Indemnification Proceedings. If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 3, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any Damages (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

     SECTION 3.09. Contribution. If the indemnification provided for in this Article 3 is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Buyer, the Parent and the underwriters in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations. The relative fault of the Buyer, the Parent and the underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Buyer and the Parent agree that it would not be just and equitable if contribution pursuant to this Section 3.09 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Article 3, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any Damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and the Parent shall not be required to contribute any amount in excess of the amount by which the net proceeds of the offering (before deducting expenses) received by the Parent exceeds the amount of any Damages which the Parent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     SECTION 3.10. Termination. Parent’s rights to require the registration of Registrable Securities under this Article 3 shall terminate upon the later of five (5) years after the Closing Date and such time as Parent holds less than ten percent (10%) of the Registrable Securities (as adjusted for any Adjustment Event).

ARTICLE 4

Certain Covenants And Agreements

     SECTION 4.01. Rule 144. (a) The Buyer covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as the Parent may reasonably request to the extent required from time to time to enable the Parent or its Subsidiaries to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC. Upon the request of the Parent, the Buyer will deliver to the Parent a written statement as to whether it has complied with such reporting requirements.

     (b) Until the third anniversary of the Closing Date, any sale of Registrable Securities by Sellers, other than pursuant to an Underwritten Registration or Piggyback Registration, shall be in compliance with the volume limitations set forth in section (e) of Rule 144 under the Securities Act, regardless of whether such section then applies to Sellers, provided, that for purposes of Rule 144(e) “one percent” shall be deemed to be “two percent.”

ARTICLE 5

Right Of First Offer

     SECTION 5.01. Restrictions on Transfer. Any voluntary sale, transfer or other disposition (“Transfer”) of any of the Shares by a Seller or its Subsidiaries, other than according to the terms of this Agreement, shall be void and transfer no right, title, or interest in or to any of such Shares to the purported transferee (it being understood that a Transfer by operation of law shall not be restricted by this Article 5). Each certificate representing the Shares acquired by the Sellers at the Closing shall be stamped with the following legend in a prominent manner:

“The sale or other disposition of any of the shares represented by this certificate is restricted by a Shareholder Agreement, dated as of ___, 2005, as amended from time to time, among Bowne & Co., Inc. and this corporation (the “Agreement”). A copy of the Agreement is available for inspection during normal business hours at the principal executive office of this corporation.”

     SECTION 5.02. Offer of Sale; Notice of Proposed Sale. If any Seller desires to Transfer any of the Shares, or any interest in such Shares, in any transaction other than a sale in a Public Offering, such Seller shall first deliver written notice of its desire to do so (a “Sale Notice”) to the Buyer, in the manner prescribed in Section 7.02 of this Agreement. The Sale Notice must specify: (a) the name and address of the party to which the Seller proposes to sell or otherwise dispose of the Shares or an interest in the Shares, if known to the Seller (the “Offeror”), (b) the number of Shares the Seller proposes to sell or otherwise dispose of (the “Offered Shares”), (c) the price per share at which Seller proposes to sell the Offered Shares (the “Offered Price”).

     SECTION 5.03. Buyer’s Option to Purchase. The Buyer shall have the option to purchase all of the Offered Shares at the Offered Price. The Buyer must exercise such option, no later than three (3) Business Days after such Sale Notice is deemed under Section 7.02 hereof to have been delivered to it (the “Option Period”), by written notice to the Seller. In the event the Buyer duly exercises its option to purchase all of the Offered Shares, the closing of such purchase shall take place at the offices of the Buyer on the date five (5) Business Days after the exercise of such option. If the Buyer does not exercise its option to purchase all of the Offered Shares within the Option Period, then the option of the Buyer to purchase the Offered Shares, shall terminate and the Seller shall be permitted to sell the Offered Shares to a purchaser that is not affiliated with Parent at a price per share no lower than the Offered Price within 90 days after expiration of the Option Period. If no such sale occurs within such 90-day period, such Offered Shares may not be Transferred by Seller without again complying with Section 5.02 and this Section 5.03. Notwithstanding the foregoing, the Buyer shall not have an option to purchase Shares from the Seller if the number of Shares being sold does not (a) exceed 4.9% of the outstanding Buyer Common Stock at the time of the sale (determined by reference to the most recently filed report under the Securities Act containing such information) or (b) result in the Person to whom the Shares are being Transferred acquiring more than 4.9% of the outstanding Buyer Common Stock (determined by reference to the most recently filed report under the Securities Act containing such information); provided that (i) sales of Shares pursuant to this sentence shall be subject to the restriction on sales set forth in Section 5.04 and (ii) the Seller shall provide prompt written notice of a sale of Shares pursuant to this sentence to the Buyer and the Seller shall use Reasonable Best Efforts to include the identity of the purchasers to the extent the Seller has knowledge of such purchasers’ identity.

     SECTION 5.04. Restriction on Transfer to Competitors of the Buyer. Notwithstanding the provisions of Sections 5.02 and 5.03, in no event shall any Seller or its Subsidiaries knowingly Transfer any of the Shares to any Person that is engaged in a business competitive with that of Buyer.

ARTICLE 6

Standstill

     SECTION 6.01. Purchases of Shares of Buyer Common Stock. From the Closing Date until the third anniversary thereof, Parent shall not, and shall not permit its Subsidiaries to:

     (a) directly or indirectly acquire, announce its intention to acquire, make any proposal to acquire, agree or offer to acquire ownership of any shares of Buyer Common Stock, or any other securities convertible into, or any options, warrants or rights to acquire any shares of Buyer Common Stock or any assets of Buyer (other than property acquired in the ordinary course of business) from the Buyer or any other Person;

     (b) “solicit” or propose to “solicit” or participate in any “solicitation” of any, “proxy” (as such term is defined in Regulation 14A under the Exchange Act) from any holder of shares of Buyer Common Stock, become a “participant” in a “solicitation” in opposition to any matter that has been recommended by a majority of the members of the Board of Directors of Buyer, propose or otherwise solicit stockholders of Buyer for approval of any stockholder proposal or otherwise seek to influence or control the management or policies of Buyer;

     (c) take any action to form, join in or in any way participate in any partnership, limited partnership or other Group (as such term is defined under the Exchange Act) with respect to shares of Buyer Common Stock; or

     (d) assist or announce its intention to assist any other person in doing any of the foregoing.

ARTICLE 7

Miscellaneous

     SECTION 7.01. Binding Effect; Assignability; Benefit. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns, provided that no party may (other than by operation of law and other than in the case of a Seller to an Affiliate of Seller) assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior consent of the other party hereto, provided, however, that, (i) the Parent and its Subsidiaries shall not sell or otherwise transfer any of the Shares to any Affiliate unless the transferee agrees in writing to be bound by the provisions of this Agreement to the same extent as the Parent, and (ii) the provisions of Article 2 are not assignable under any circumstances. It is expressly understood and agreed that the transfer restrictions set forth in this Agreement shall terminate with respect to each share of Stock Consideration after such share has been Transferred by a Seller (or an Affiliate thereof) to any Person that is not an Affiliate of a Seller in compliance with the terms of this Agreement.

     (b) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 7.02. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to any Seller:	Copy (which shall not constitute notice) to:

Bowne & Co., Inc. 345 Hudson Street New York, New York 10014 Attention: General Counsel Telecopy: (212) 931-1899	White & Case LLP 1155 Avenue of the Americas New York, New York 10036 Attention: Mark L. Mandel, Esq. Telecopy: (212) 354-8113

If to the Buyer:	Copy (which shall not constitute notice) to:

Lionbridge Technologies, Inc. 1050 Winter Street Suite 2300 Waltham, MA 02451 Attention: General Counsel Telecopy: (781) 434-6057	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Attention: Mark G. Borden, Esq. Telecopy: (617) 526-5000

     Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party or parties notice in the manner herein set forth.

     SECTION 7.03. Waiver; Amendment. No provision of this Agreement may be waived except by an instrument in writing executed and delivered by duly authorized officers of the respective parties.

     SECTION 7.04. Fees and Expenses. Except as otherwise provided in the Purchase Agreement, each party shall bear its own costs and expenses incurred in connection with the preparation of this Agreement, or any amendment or waiver hereof.

     SECTION 7.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.

     SECTION 7.06. Waiver of Jury Trial. Each of the Buyer and the Sellers hereby waive, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the Buyer and the Sellers (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.06.

     SECTION 7.07. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other party for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

     SECTION 7.08. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

     SECTION 7.09. Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

     SECTION 7.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 7.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     SECTION 7.12. Jurisdiction; Agents for Service of Process. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought exclusively in the courts of the State of New York located in New York City or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement. Each of the Sellers and the Buyer agree that service of any process, summons, notice or document by United States registered mail to such party’s address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 7.12.

     SECTION 7.13. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

     IN WITNESS WHEREOF, the parties hereto have caused this Shareholder Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BOWNE & CO., INC.

By:

Name: Title:

LIONBRIDGE TECHNOLOGIES, INC.

By:

Name: Title: